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                            STOCK PURCHASE AGREEMENT
                                  by and among
                          JUDGE IMAGING SYSTEMS, INC.,
                                  TERRY COOPER,
                          THE OTHER SECURITY HOLDERS OF
                             ON-SITE SOLUTIONS, INC.
                                       and
                             ON-SITE SOLUTIONS, INC.

         THIS STOCK PURCHASE AGREEMENT is dated as of May 1, 1998 by and among ON-SITE SOLUTIONS, INC., a California corporation (the "Company"), TERRY COOPER ("Cooper"), all the other holders of securities issued by the Company as listed on Schedule 1.1 (with Cooper, the "Sellers"), jointly and severally, and JUDGE IMAGING SYSTEMS, INC., a Delaware corporation ("Buyer").

                                   BACKGROUND

         The parties hereto desire to provide for the acquisition by Buyer from Sellers of all of the Company's outstanding shares of capital stock, and thereby, the Company's imaging and computer consulting businesses (the "Business"). However, Buyer is not to acquire certain assets and liabilities. The parties have agreed to accomplish the foregoing on the terms and conditions set forth in this Agreement.
         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1.          ACQUISITION OF STOCK.

1.1 Sale and Purchase of Shares.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), each Seller shall sell, transfer and deliver to Buyer all the shares of the common stock of the Company (having exercised all options for such shares), all as set forth on Schedule 1.1 hereto, in the aggregate constituting all of the outstanding shares of the Company's capital stock (collectively with respect to all such shares owned by all Sellers, the "Shares"), and Buyer shall pay with respect to the Shares the consideration set forth in Section 2.

1.2 Purchased Assets. Sellers represent that immediately after the Closing Buyer shall own all of the outstanding capital stock of the Company and the Company shall continue to own and have valid title in and to all of the tangible and intangible properties and assets owned or held by the Company immediately prior to the Closing and relating to or used or held for use in connection with the Business, free and clear of all liens (except as set forth in the Disclosure Statement pursuant to Section 5.3 hereof), including, without limitation, the following assets and each of the assets listed or required to be listed on the Disclosure Statement pursuant to Section 5.11 hereof, but excluding the Excluded Assets (as herein defined) (the "Purchased Assets"):
         (a)      all cash;
         (b)      all accounts receivable;
         (c) all supplies, machinery, furniture, equipment and other personal property, including those set forth on
Schedule 1.2(c) hereto;
         (d) all (i) fictitious business names, tradenames (including, but not limited to the name "On-Site Solutions"), registered and unregistered trademarks, service marks and related applications (the "Marks"), (ii) patents, patent rights and patent applications (collectively, "Patents"), (iii) copyrights in published and unpublished works ("Copyrights"), computer programs and software, including the Company's website ("Software"), (iv) proprietary formulas, trade secrets, confidential information, formulations and inventions (whether or not patented) ("Trade Secrets"), and (v) licenses and permits issued or granted by any person relating to any of the foregoing (collectively "Intellectual Property") including those set forth on Schedule 1.2(d) hereto;
         (e) all purchase orders, sales agreements, equipment leases, distribution agreements, licensing agreements and other contracts, agreements and commitments of Seller identified on Schedule 1.2(e) ("Contracts"), which shall continue to be obligations of the Company;

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         (f) all books and records relating to the Business and the Purchased
Assets (including such books and records as are contained in computerized storage media), including all inventory, purchasing, accounting, sales, export, import, manufacturing, marketing, banking and shipping records and all files, contractor, consultant, customer/client and supplier lists, records, literature and correspondence, and marketing materials;
         (g) the leases related to the facility at 2355 Main Street, Suite 230, Irvine, California 92614 (the "Facility") and to the facility at 8 Corporate Park, Irvine, California 92606 (collectively, the "Leases") and any deposit related thereto;
         (h) any other assets of the Business, including those set forth on
Schedule 1.2(h), which are of a nature not customarily reflected in the books and records of a business, such as assets which have been written off for accounting purposes but which are still used by or of value to Seller;
         (i) all Authorizations (as defined in Section 5.5(b)) associated with the Business and its operations;
         (j) all intangible assets and goodwill associated with the Business and its operations;
         (k) any other assets which are located at the Facility, including those set on Schedule 1.2(k);
         (l) all employee records (excluding employment and non-competition agreements);
         (m) corporate records and seals, and tax returns and tax records; and
         (n) The Company's Benefit Plans.
1.3 Excluded Assets.3 Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 or 1.2 of this Agreement, the following rights, properties and assets shall not be included in the Purchased Assets (the "Excluded Assets"), and the Company shall transfer the Excluded Assets out of the Company immediately prior to Closing:
         (a) except for the Leases and all deposits with respect thereto, all ownership and other interests in real property, in each case together with all buildings thereon;
         (b) the note receivable from Cooper in the principal amount of $35,000, which is to be cancelled prior to Closing (as hereinafter defined);
         (c) tax refunds, insurance refunds and dividends, including those related to workman's compensation, relating to the pre-Closing period, except to the extent used by Buyer or the Company to set off against obligations of the Sellers under Section 11.1, which Buyer and the Company are hereby authorized to do;
         (d) non-recourse notes receivable from employees executed in connection with the exercise by such employees of their stock options to purchase stock of the Company;
         (e) assets located at the Facility which are owned by Cooper or other employees in the nature of pictures, posters, photographs and original art; and
         (f) client-owned assets located at the Facility as listed on Schedule 1.3(f). 1.4 Liabilities to be Retained by the Company.4 Liabilities to be Retained by the Company.
         (a) Subject to the terms and conditions of this Agreement, at the Closing, the Company shall retain and thereafter in due course pay and fully satisfy those liabilities, obligations and related expenses relating to the pre-Closing period listed on Schedule 1.4; provided, however, that, to the extent the aggregate amount of such retained liabilities exceeds $663,000, the excess amount shall be deducted dollar for dollar from the EBIT of the Business for 1998, calculated in accordance with and for the purposes of Section 2.1 below (the "Retained Liabilities").
         (b) Except as otherwise specifically provided for in this Section 1.4, whether or not disclosed elsewhere in or in connection with this Agreement, Buyer shall not assume and the Company shall in accordance with the provisions of this Agreement, be entitled to indemnification against any liabilities, obligations or debts of the Company of any type or nature, including, without limitation, the promissory notes issued to Judge Group by the Company in the amount of $168,000, any unfunded pension liabilities, any medical, life or disability insurance liabilities, any workman compensation claims, any local, state, federal, payroll or other tax liabilities, liabilities relating to claims for damages based upon the breach by the Company of any federal, state or local environmental or occupational health and safety laws or regulations, liabilities related to products liability, intellectual property infringement, tort claims or other litigation, any undisclosed liabilities, liabilities incurred in connection with the termination of any of the Contracts not transferred hereunder, any liabilities related to or arising from the classification of independent contractors, and tort claims asserted against the Company or claims against the Company for breach of contract which are based on acts or omissions of the Company occurring on or before the Closing.

SECTION 2.  PURCHASE PRICE AND PAYMENT.
2.1      Purchase Price.1  Purchase Price.

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         (a) The total consideration for the Shares shall be the assumption by
Buyer of the retained liabilities described in Section 1.4(a) plus monies earned under Section 2.1(b), if any (the "Purchase Price").
         (b) A portion of the Purchase Price shall be paid in the form of an earnout (the "Earnout") with respect to the performance of the Business as it was conducted by the Company and will be conducted by Buyer from April 1, 1998 to December 31, 1998 and from January 1, 1999 to December 31, 1999. The Earnout shall be computed and paid as follows:
                  (i) Buyer shall pay Sellers an amount equal to 400% of earnings before interest and taxes ("EBIT") of the Business for the period commencing April 1, 1998 and ending on December 31, 1998, which EBIT amount shall be accounted for under the accrual method of accounting in accordance with Buyer's accounting policies and procedures and generally accepted accounting procedures ("GAAP"); and
                  (ii) Buyer shall pay Sellers an amount equal to 200% of EBIT of the Business for the period commencing January 1, 1999 and ending on December 31, 1999, which EBIT amount shall be accounted for under the accrual method of accounting in accordance with Buyer's accounting policies and procedures and GAAP.
         (c) Payments required to be made under Section 2.1(b) above for each earnout period, if any, shall be paid within one hundred and twenty (120) days after the respective year end as follows:
                  (i) 1/2 of the total payment owed by Buyer to Sellers pursuant to Section 2.1(b) shall be paid in cash;
                  (ii) 1/2 of the total payment owed by Buyer to Sellers pursuant to Section 2.1(b) shall be paid in shares (the "Judge Shares") of the unregistered common stock of The Judge Group, Inc. ("Judge Group") bearing the appropriate restrictive legends as valued using the 30-calendar day average closing price of the Judge Shares, as reported on the Nasdaq Stock Market, for the period ending on last day of each earnout period specified in Section 2.1(b).
         (d) The market price of the Judge Shares issued pursuant to Section 2.1(c)(ii) above, as reported on the Nasdaq Stock Market, are guaranteed to appreciate by 33% prior to the first anniversary of the date of their issuance to Sellers. If the market price of the Judge Shares has not so appreciated, Buyer shall pay, or cause to be paid, to Sellers in cash within 15 days after the last day of such one year period an amount equal to the difference between the value of the Judge Shares on the date of issuance to Sellers plus 33% and the 30 calendar day average closing price of the Judge Shares for the period ending on the first anniversary of the stock issuance date.
         (e) Notwithstanding the foregoing, payments required to be made under
Section 2.1(b) above, if any, shall only be deemed earned and owing to Sellers in full so long as Cooper, during the entire earnout period beginning on April 1, 1998 and ending on December 31, 1999: (i) has not voluntarily terminated his employment with the Company or (ii) has not been terminated by the Company for cause (as defined in the Employment Agreement defined below). If Cooper voluntarily terminates his employment or if he is terminated with cause, the payments required to be made under Section 2.1(b) above, if any, shall be made pro rata through the date of termination.
         (f) If EBIT of the Business for the period commencing April 1, 1998 and ending December 31, 1998 equals or exceeds $350,000, Judge Group shall forgive the principal outstanding pursuant to the promissory notes issued by the Company on March 11, March 12 and March 25, 1998, and any additional promissory notes issued to the Company prior to the Closing (collectively, the "Notes"), including all related accrued but unpaid interest. If EBIT of the Business for the period ending December 31, 1998 is less than $350,000, then only a pro rata portion of such principal and interest amount will be forgiven. Such portion shall be calculated as follows:
                            x
                           ---
                           350,000  =   y

                           Where:
                                    x equals EBIT of the Business for the period beginning April 1, 1998 and ending December 31, 1998; and
                                    y equals the percent of the Notes which
                                    shall be forgiven.
                  The principal amount of the Notes, including related accrued but unpaid interest, which has not been forgiven in accordance with this Section 2.1(f) shall then be subtracted dollar for dollar from earnings of the Business when determining the 1998 EBIT amount for the purposes of Section 2.1(b) herein. Any principal amount of the Notes which has been so subtracted from the earnings of the Business in accordance with the preceding sentence shall be considered forgiven and shall no longer be due and payable to Buyer or the Judge Group.

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         (g) Notwithstanding the foregoing, no portion of the principal amount of the Notes will be forgiven if Cooper's employment with the Company is terminated for any reason other than death, disability or termination by the Company without cause.
         (h)      For purposes of calculating EBIT:
                  (i) The earn out shall include sales made since March 1, 1998 of FileNet product with profits/commission included, without regard to whether or not FileNet applies any payments to past due Company indebtedness.
                  (ii) Buyer will maintain separate books and records for the On-Site Business so that the earn out can be properly calculated; Buyer intends that the On-Site Business will continue to be conducted primarily from the Facility.
                  (iii) Sellers will receive credit for all revenues from business opportunities for system integration which are identified by personnel of the Business, even if such opportunities are worked on by other personnel of Buyer, but in such case the expense of using Buyer personnel shall be a charge to EBIT.
                  (iv) There shall be no deduction from EBIT for capital provided to the Business by Buyer and the annual charge to the Business for all accounting, insurance and other general corporate services and overhead shall not exceed the amount incurred by the Company in its last fiscal year.
                  (v) The time of Cooper and other Business personnel shall be billed at rates agreed to by Cooper and Buyer when working on projects of Buyer that are not part of the Business.
                  (vi) All charges against EBIT shall be made without duplication.
         (i) Each Seller acknowledges that the Buyer and the Company will operate the Business in their sole discretion, and there is no assurance that the Business will be operated so as to maximize the Earnout. Neither Judge Group nor the Buyer shall have any obligation to make any loan or contribute any capital to the Company. Accordingly, each Seller hereby waives any claim that the Earnout could have been greater had the Company or the Business been operated in any particular manner, except to the extent that the Sellers can show that Buyer operated the Company with the specific willful intent of minimizing the Earnout without any other business purpose for its actions.

2.2 Dispute Resolution Procedures.2 Dispute Resolution Procedures. In the event that the parties are unable to resolve any differences with respect to the Earnout and/or EBIT amounts calculated pursuant Section 2.1, the Earnout and EBIT amounts as calculated by Buyer shall be submitted to a firm of certified public accountants (the "Dispute Auditors"), reasonably acceptable to both parties, for resolution. If the issues in dispute are submitted to the Dispute Auditors for resolution, (a) each party will furnish to the Dispute Auditors such workpapers and other documents and information relating to the disputed issues as the Dispute Auditors may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Dispute Auditors any material relating to the determination and to discuss the determination with the Dispute Auditors; (b) the determination of the Earnout or EBIT amount, as applicable, by the Dispute Auditors, together with a written explanation of how the issues resolved by the Dispute Auditors impacted the original Earnout or EBIT amount calculated by Buyer, delivered to both parties by the Dispute Auditors, will be binding and conclusive on the parties; and (c) with respect to the resolution of disputes arising pursuant to Section 2.1, Sellers and Buyer agree to share evenly the fees and expenses of the Dispute Auditors.

SECTION 3.        CLOSING.
3.1 Time and Place of Closing.1 Time and Place of Closing. The closing of the purchase and sale of the Purchased Assets (the "Closing") pursuant to this Agreement shall take place on May 1, 1998 at the offices of Drinker Biddle & Reath LLP, at 1000 Westlakes Drive, Suite 300, Berwyn, Pennsylvania 19312 commencing at 10:00 A.M., local time or at such other date, time or place as may be agreed to by Buyer and Seller (the "Closing Date").

3.2 Deliveries at the Closing.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:
         (a) Sellers shall deliver, or shall cause to be delivered, to Buyer the following:
                  (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto executed in blank in proper form for transfer either (A) with signature guaranteed by a member bank of the Federal Reserve System or a member of the New York Stock Exchange; or (B) with signature guaranteed by a notary public and accompanied by a satisfactory legal opinion as to execution and effectiveness of the transfer;
                  (ii) a release and terminations of all options for Shares in the form attached as Exhibit I hereto;

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                  (iii) such other instruments and documents as shall be
necessary or appropriate to retain in the Company good and marketable title to the Purchased Assets;
                  (iv) assignments and consents as to all Contracts whenever necessary;
                  (v) the opinion letter of Sellers' counsel in the form attached as Exhibit II hereto ("Opinion of Seller's Counsel");
                  (vi) assignments and/or consents as to the Leases;
                  (vii) the Employment Agreement executed by Cooper in the form attached as Exhibit III hereto (the "Employment Agreement");
                  (viii) the instruments and documents under which the Excluded Assets were transferred out of the Company; and (ix) a waiver signed by the spouse of each Seller.
         (b) Buyer shall deliver, or shall cause to be delivered, to Cooper the Employment Agreement, executed by the Company.
         (c) Cooper shall deliver the Employment Agreement to Buyer.

SECTION 4.  REPRESENTATIONS AND WARRANTIES REGARDING SELLERS.
         Sellers, jointly and severally, but severally only as to Sections 4.1, 4.2(a) and 4.3(a), hereby represent and warrant to Buyer as of the date of this Agreement and as of the Closing Date as follows:

         4.1 Power and Authorization. Each Seller has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Seller Transaction Documents") required to be delivered by such Seller prior to or at the Closing. The execution, delivery and performance by each Seller of this Agreement and the Seller Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of each Seller enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of each Seller which is a party thereto, enforceable against it in accordance with its terms.
         4.2 No Conflicts.
         (a) Except as described in the Disclosure Statement previously delivered to Buyer (the "Disclosure Statement"), the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):
                  (i) violate or conflict with the certificate or articles of incorporation or bylaws (or other organizational documents) of any Seller, or any law (including, without limitation, principles of common law), statute, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws"), binding upon any Seller;
                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any agreement or other obligation to which any Seller is a party or by which it or any of its assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to any Seller or any of such Seller's assets including, without limitation, any of the Shares; or
                  (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, or any other material assets of any Seller.
         (b) The Disclosure Statement describes each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by any Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein. Except as described in the Disclosure Statement, all such consents, approvals, registrations, notifications, filings and declarations have been obtained or made or will be obtained or made prior to the Closing without payment of premium or penalty by, or loss of benefit to, the Company or any Company Subsidiary.
         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of any Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, could have an adverse effect upon the ability of any Seller to enter into or perform its obligations under this

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Agreement or any such other agreements or instruments. No Seller has received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.
4.3 Ownership of the Shares.
         (a) Each Seller owns the Shares ascribed to it on Schedule 1.1, beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance ("Lien"). Except as described in the Disclosure Statement, there are no shareholder or other agreements affecting the right of any Seller to convey the Shares to Buyer or any other right of any Seller with respect to the Shares, all of which agreements shall be terminated prior to Closing, and each Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares owned by such Seller to Buyer free and clear of any Lien (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificates for and terminations of options relating to the Shares at the Closing, Buyer will acquire good, valid and marketable title to the Shares, and will own all of the outstanding capital stock of the Company, free and clear of any Lien (except for applicable securities laws restrictions).
         (b) Capitalization. The Company's authorized, issued and outstanding capital stock and its other securities are fully and accurately described in the Disclosure Statement. All of the options having been exercised as described in the Disclosure Statement, no person has any preemptive or other similar rights with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of the Company (including, without limitation, the Shares) or obligating the Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of Company, and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other Laws.
         (c) Except as described in the Disclosure Statement, the Business is and has been conducted solely by and through the Company and no other person, and the Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity and the Company has not the agreed, contingently or otherwise, to share any profits, losses, costs or liabilities, or to indemnify any person or entity or to guaranty the obligations of any person or entity.
4.4 Brokers. No person acting on behalf of any Seller or any of their affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, except for David Wood, who is due a fee to be paid by Buyer.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY. Certain representations and warranties made by Sellers and the Company are modified as and to the extent set forth in the Disclosure Statement or as otherwise provided herein. Subject to the foregoing, the Company and Sellers jointly and severally (but severally only as to Section 5.6) represent and warrant to Buyer as of the date of this Agreement as follows:
5.1      Organization and Good Standing.1 Organization and Good Standing.
The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it. The Company is duly qualified to do business and is in good standing in each jurisdiction in which failure to be so qualified would have an adverse effect on the Business or the Purchased Assets. The Disclosure Statement sets forth a complete and accurate list with respect to the Company of all its affiliates, each jurisdiction where it or an affiliate is authorized to do business, and the Company's capitalization (including the identity of each stockholders and the number of shares held by each).
5.2 Power and Authorization.2 Power and Authorization. The Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and the Seller Transaction Documents). The execution, delivery and performance by the Company of this Agreement and the Seller Transaction Documents have been duly authorized by all necessary action. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

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5.3      No Conflicts.
         (a) Except as described in the Disclosure Statement, the execution, delivery and performance of this Agreement and the Seller Transaction Documents do not and will not (with or without the passage of time or the giving of notice):
                  (i) violate or conflict with any law, regulation, permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign) (collectively, "Laws"), binding upon it that is likely to have an adverse effect on the Business;
                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any Contract, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration) in or with respect to any of the Purchased Assets;
                  (iii) violate or conflict with any provision of the Company's Articles of Incorporation or by-laws;
                  (iv) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Purchased Assets that is likely to, either individually or in the aggregate, have a material adverse effect on the Purchased Assets;
                  (v) cause Buyer or the Company to become subject to, or become liable for the payment of any tax, except for the Company's prorated portion of accrued ad valorem taxes; or (vi) cause any of the Purchased Assets to be reassessed or revalued by any taxing authority or governmental body.
         (b) There are no judicial, administrative or other governmental actions, proceedings or investigations pending against the Company or, to the knowledge of the Company, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, is likely to have an adverse effect upon the ability of the Company to enter into or perform its obligations under this Agreement or any such other agreements or instruments. The Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.
5.4 Brokers.4 Brokers. No person, acting on behalf of the Company or its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.
5.5      Compliance with Laws.5 Compliance with Laws.
         (a) Except as described in the Disclosure Statement, the operation of the Business and the Purchased Assets is, and at all times during the last three years has been, in compliance in all material respects with all applicable Laws; and the Company has not had any basis to expect, and has not received, with respect to the Purchased Assets or the operation of the Business, during the last three years, any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual, or potential violation of or failure to comply with any Law.
         (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted and as conducted during the last three years are, except as otherwise described in the Disclosure Statement, in full force and effect without any default or violation thereunder by the Company or by any other party thereto and the Company has not received any notice of any claim or charge that the Company is or within the last three years had been in violation of or in default under any such Authorization. Except as described in the Disclosure Statement: (i) no proceeding is pending or, to the knowledge of the Company, threatened by any person to revoke or deny the renewal of any Authorization; and (ii) the Company has been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed or transferred to Buyer.
5.6      Securities Laws Matters.
         (a) Each Seller acknowledges that the Judge Shares and the monies earned pursuant to Sections 2(b) through (g) hereof, if any (the "Securities") will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration becomes or is available.

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         (b) Each Seller represents and warrants that the residence and principal place of business of such Seller is located in the states reflected in
Schedule 1.1 and that Buyer has not communicated with such Seller with respect to the offer or sale of the Securities at any time such Seller was located in any other State.
         (c) Each Seller represents and warrants that:
                  (i) such Seller is well versed in financial matters and has such knowledge and experience in financial and business matters and that it is fully capable of understanding the merits and risks of the investment being made in the Securities and the risks involved in connection therewith;
                  (ii) such Seller is acting herein for such Seller's own account and is acquiring the Securities for investment without a view to the resale or other distribution thereof. Such Seller is financially able to hold the Securities for long-term investment, believes that the nature and amount of the Securities to be acquired hereunder is consistent with such Seller's overall investment program and financial position, and recognizes that there are substantial risks involved in an investment in the Securities; and
                  (iii) such Seller has received and reviewed the prospectus related to the initial public offering of Judge Group common shares, its annual report on Form 10-K for the year ended December 31, 1997 and each report on Form 8-K filed by Judge Group subsequent to its Form 10-K.
         (d) Each Seller acknowledges and agrees that Buyer may, if it so desires, permit transfers, or authorize its transfer agent to permit transfers, of the Securities only when such Securities have been registered under the Securities Act or when the request for transfer is accompanied by satisfactory assurance (including, if requested, an opinion of counsel acceptable to Buyer) that the sale or proposed transfer does not require registration under the Securities Act, and each Seller agrees that a legend to such effect will be placed on the Securities.
5.7 Litigation. Except as described in the Disclosure Statement, there are no, and during the last three years there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations involving or affecting the Business or the Purchased Assets before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the Business, or would result in a liability in excess of $2,000 in the case of any single action or $5,000 in the case of all such actions in the aggregate. To the knowledge of the Sellers, except as described in the Disclosure Statement, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated and there are no facts which could reasonably serve as a basis for any such claim, action, suit, proceeding or investigation. There are no unsatisfied judgments, penalties or awards against or affecting the Business.
5.8      Financial Statements.
         (a) The unaudited statements of income of the Business for the 12-month periods ended December 31, 1996 and 1997, reviewed for 1996 by Corby & Corby, independent certified public accountant, a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the financial position of the Business of the Company and the results of its operations for the fiscal periods then ended, and includes all adjustments which are necessary for a fair presentation of the information shown. Except as described in the Disclosure Statement, such unaudited statements of income are prepared and consistently applied in accordance with past practice.
         (b) The unaudited statements of income of the Business for the months ended January and February, 1998, a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, are true and correct in all material respects and present fairly the financial position of the Business of the Company and the results of its operations for the period then ended, and includes all adjustments which are necessary for a fair presentation of the information shown. Except as described in the Disclosure Statement, such unaudited statements of income are consistently applied in accordance with past practice.
         (c) The unaudited balance sheet of the Business at January 31, 1998 (the "Balance Sheet"), a correct and complete copy of which is attached hereto as part of Schedule 5.8 of the Disclosure Statement, is true and complete in all material respects and presents fairly the assets and liability of the Business of the Company as of such date, and includes all adjustments which are necessary for a fair presentation of the information shown. Except as described in the Disclosure Statement, such balance sheet is consistently applied in accordance with past practice.
         (d) The Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the respective dates thereof of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with GAAP. Except as identified in the Disclosure Statement or Schedule 1.4, the Company does not have any liabilities or obligations of any nature that are not reflected on the Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice and which are neither material in

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amount nor inconsistent with any of the representations and warranties contained herein. Except as described in the Disclosure Statement or Schedule 1.4, there is no basis for the assertion against the Company of any liability (other than current liabilities referred to above) not fully reflected or reserved against in the Balance Sheet.
         (e) Except as identified in the Disclosure Statement, the Balance Sheet reflects reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of the Company as of the respective dates thereof whether or not required to be disclosed by GAAP, including without limitation those with respect to income and other taxes (including alternative minimum tax), warranty claims, bad debts, unsalable inventories, salaries, vacation pay, and plans and programs (including medical and other benefits programs) for the benefit of present and former employees.
5.9 Accounts Receivable. All accounts receivable reflected on the Balance Sheet and included in the Purchased Assets have been acquired or have arisen only in the ordinary course of business, consistent with past practice, and are not subject to defenses, set-offs or counterclaims. Except as described in the Disclosure Statement, all of such accounts receivable are generally due within 30 days after being accrued on the books of the Company and have been collected, or are collectible within 90 days after billing, in the full aggregate recorded amounts thereof, less, in the case of the accounts receivable reflected on the Balance Sheet, the amount of the allowance for doubtful accounts shown on the Balance Sheet. The allowance for such doubtful accounts on the Balance Sheet has been determined in conformity with GAAP consistently applied with past practice.
Schedule 5.9 of the Disclosure Statement lists the Business's accounts receivable as of the date specified thereon, in each case specifying the account debtor, the face amount of the receivable and the age of the receivable.
5.10     Personal Property. Except as described in the Disclosure Statement:
(a) the Company has good and valid title to all of the Purchased Assets free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance; and (b) all Purchased Assets owned or leased by the Company are in the possession or under the control of the Company, are suitable for the purposes for which they are currently being used and are of a condition, nature and quantity sufficient for the conduct of the Business as it is presently conducted.
5.11 List of Properties, Contracts, etc. The Disclosure Statement lists or adequately describes the following:
         (a) Each vehicle, item of machinery, equipment and other tangible asset (other than real property) included in the Purchased Assets with a fair market or book value in excess of $1,000 in respect of any item, and the location thereof;
         (b) Each Authorization employed in the Business;
         (c) All Marks, Patents, Copyrights, Trade Secrets and Software, and all licenses and permits issued or granted by any person relating to any of the foregoing, owned, leased, used or held by, granted to or licensed by the Company as either licensor or licensee, together with all other interests therein granted by the Company to any other person and all agreements with respect to any of the foregoing to which the Company is a party (including secrecy and non-disclosure agreements with current or former employees, consultants or contractors);
         (d) Each contract, agreement or commitment which restricts or purports to restrict any business activities or freedom of the Company or the Company's officers, employees or consultants to engage in the Business or to compete with any person;
         (e) Each contract involving the performance of services or delivery of goods or materials by or to the Company;
         (f) Each contract, agreement or commitment relating to the Business to which the Company is a party or is otherwise bound providing for payments (contingent or otherwise) to or by any person or entity based on sales, purchases or profits, other than direct payments for goods, and each other contract, agreement or commitment relating to the Business to which the Company is a party or by which it or any Purchased Assets are otherwise bound which is material to its business, operation, financial condition or prospects;
         (g) Each form of contract, agreement or commitment used by the Company as a standard form in the ordinary course of the Business;
         (h) A summary of each policy and binder of insurance, owned by, or maintained in the preceding two years for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company relating to the Business;
         (i) Each insurance claim made or loss incurred in the preceding two years pursuant to any workers' compensation, liability or other insurance policy for a claim in excess of $5,000; and
         (j) Each outstanding power-of-attorney or similar power relating to the Business granted by the Company for any purpose whatsoever.

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         The Company has furnished and will furnish or make available to Buyer true and complete copies of each agreement, plan and other document required to be disclosed on the Disclosure Statement.
5.12 Contracts. Except as described in the Disclosure Statement, each Contract was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. Except as described in the Disclosure Statement, the Company has performed all obligations required to be performed by it under each such Contract, and no condition exists or event has occurred which with notice or lapse of time would constitute a default or a basis for delay or non-performance by the Company or, to the best knowledge of the Company, by any other party thereto. The Company does not have any liabilities, whether fixed or contingent, relating to or arising out of contracts with the United States government or any agency thereof or any other customers, including, but not limited to, claims arising out of pricing provisions therein. There is no contractual or other requirement for any employee of the Business to obtain or maintain a security clearance with respect to any governmental agency or instrumentality. Except as described in the Disclosure Statement, each other party to each such Contract has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing.
5.13     Intellectual Property.
         (a) The Disclosure Statement sets forth a true and complete list or description of all Intellectual Property;
         (b) Except as otherwise described in the Disclosure Statement: (i) the Company owns or has the exclusive perpetual right to use, without payment to any other party, all Intellectual Property; (ii) no other person has any rights in or to any of the Intellectual Property including, without limitation, any rights to royalties or other payments with respect to, or rights to market or distribute any of, the Intellectual Property); (iii) the rights of the Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's business as such is presently conducted and proposed to be conducted; and (v) none of the Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary rights of any person;
         (c) All employees of the Company or other persons or entities involved with the development, implementation, use or marketing of any Intellectual Property have entered into written agreements assigning to the Company all rights to any intellectual property related to the Company's business;
         (d) The Company has not, since December 31, 1997, except in the ordinary course of business consistent with past practices, transferred to any person or entity any rights to any Intellectual Property.
5.14     Software.
         (a) The Disclosure Statement contains a complete and accurate list of all computer software that is owned by the Company (the "Owned Software"). The Company has exclusive rights and title to the Owned Software, free and clear of all claims, including claims or rights of joint owners and employees, agents, consultants, customers, licensees or any other parties who may have been involved in the development, creation, marketing, maintenance, enhancement or licensing of such computer software. No person or entity is infringing on any rights of the Company with respect to the Owned Software. None of the Owned Software infringes any Intellectual Property or other rights of any person. Except as set forth in the Disclosure Statement, the Owned Software is not so functionally dependent on any Licensed Software (as defined below) that it cannot operate independently of such Licensed Software in the manner in which it is intended. No Owned Software has been published or disclosed by the Company to any other parties except to customers and consultants of the Company pursuant to contracts requiring such other parties to keep the Owned Software confidential. No party has any rights to recreate the Owned Software. All employees of the Company or other persons or entities involved with the development of the Owned Software have entered into written agreements assigning to the Company all rights thereto;
         (b) The Disclosure Statement contains a complete and accurate list of all software, other than generally available software (such as Excel, Microsoft Word and the like) and generally available system development tools, for which the Company is a licensee, lessee or otherwise has obtained the right to use software (the "Licensed Software"). The Disclosure Statement also sets forth (i) a list of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software and (ii) a complete list of all license agreements relating to Licensed Software. The Company has the right and license to use, sublicense, modify and copy all Licensed Software, free and clear of any limitations or encumbrances except as may be set forth in any license agreements listed in Disclosure Statement. There is no default by the Company of any provision of any such license agreement pursuant to which it has rights to use the Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and

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except pursuant to contracts with customers of the Company requiring such other customers to keep the Licensed Software confidential.
         (c) The Owned Software and Licensed Software constitute all software, other than generally available software and generally available system development tools, used by the Company (collectively referred to in this Agreement as the "Company's Software"). The Company Software operates in accordance with the warranties contained in the documentation supplied to customers, except where the failure to so operate can be corrected in the ordinary course of business. Provided that any necessary consents identified in the Disclosure Statement are obtained from the licensors thereof, the transactions contemplated herein will not cause a breach under any licenses or similar agreements relating to the Company's Software or impair or limit Buyer's rights in the Company's Software.
         (d) Except as set forth in the Disclosure Statement, the Company has not granted any marketing rights in the Company's Software to any third party. Other than in the ordinary course of business, the Company has not granted any licenses or other rights and the Company has no obligation to grant licenses or other rights with respect to the Company's Software. The Disclosure Statement lists and separately identifies all agreements pursuant to which the Company has been granted rights to market software owned by third parties.
         (e) No claims with respect to the Company's Software or Intellectual Property have been asserted or, to the knowledge of the Company, are threatened by any person nor does the Company know of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale or use of any product or process as now used or offered or proposed for use or sale by the Company infringes on any copyright, trade secret, patent or other proprietary right of any person, (ii) against the use by the Company of any Intellectual Property or the Company's Software used in the business of the Company as currently conducted or proposed to be conducted, or (iii) challenging the ownership, validity or effectiveness of any of the Intellectual Property or the Company's Software.
         (f) Except as set forth in Schedule 5.14 of the Disclosure schedule, the Company's Software is Year 2000 compliant and records, stores, processes and presents calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality, completeness and accuracy as calendar dates falling on or before December 31, 1999.
5.15 Customers and Suppliers. No present customer or supplier has terminated or materially reduced, or has given notice that it intends to terminate or materially reduce, the amount of business done with the Company with respect to the Business. The Company is not aware of any such intention on the part of any such customer, supplier or vendor, whether or not in connection with the transactions contemplated hereunder. There are no and during the last two years there have not been any disputes or controversies involving, in the aggregate, more than $5,000 between the Company and any customer, supplier or other person regarding the quality, merchantability or safety of, or involving a claim of breach of warranty which has not been fully resolved with respect to warranties provided by the Business.
5.16     Taxes.
         (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to the Company have been timely and properly filed, and all such returns and reports are correct and complete.
         (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 5.16(a) with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, fully provided for on the Interim Balance Sheet or, in the case of Taxes accruing after the date of such financial statement, on the books of account of the Company; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of the Company.
         (c) Except as described in the Disclosure Statement, no issues have been raised with any representative or employee of the Company (and are currently pending) by the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.
         (d) The Disclosure Statement identifies all federal, state, local and foreign income, franchise and sales and use tax returns of or with respect to the Company which have been examined since the year stated therein, or which are currently under examination, by the IRS or by other taxing authorities, or with respect to which the applicable statute of limitations (including all extensions and tolling periods) has not yet run. Except as and to the extent shown on such Disclosure Statement, all deficiencies asserted or assessments made as a result of such examinations have been fully paid, and there are no other unpaid deficiencies asserted or assessments made by any taxing authority against the Company.

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         (e) The Disclosure Statement lists all elections by or with respect to
Company for federal or state income or franchise tax purposes that are currently applicable. The Company has not: filed any consent under section 341(f)(1) of the Internal Revenue Code of 1986, as amended (the "Code") or agreed to have the provisions of Code section 341(f)(2) apply to any dispositions of "subsection
(f) assets" as such term is defined in Code section 341(f)(4); agreed to or is required to make any adjustments under Code section 481(a) by reason of a change in accounting method or otherwise; employed the LIFO method of accounting for inventories for federal income tax purposes; made a transfer of intangible property on which Code section 367(d) or 482 will require the recognition of additional income for any period after the date hereof; or owned stock in a "passive foreign investment company" within the meaning of Code section 1296(a). The books and records of the Company are sufficient to prove the correctness of all tax returns for open tax years and to determine and to prove the adjusted tax basis for federal income tax purposes of each asset of the Company.
         (f) The Company is not a party to any tax sharing agreement or tax indemnification agreement.
5.17     Employee Benefits
         (a) The Disclosure Statement contains a complete and correct list of all benefit plans, arrangements, commitments and payroll practices (whether or not employee benefit plans ("Employee Benefit Plans") as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of the Company or any ERISA Affiliate (as defined below) or to which the Company or any ERISA Affiliate has contributed or is or was within the last three years obligated to make payments. The Company has delivered to Buyer, with respect to all such plans, arrangements, commitments and practices, true, complete and correct copies of the following: all plan documents, handbooks, manuals, collective bargaining agreements and similar documents governing employment policies, practices and procedures; the most recent summary plan descriptions and any subsequent summaries of material modifications and all other material employee communications discussing any employee benefit; Forms series 5500 as filed with the IRS for the three most recent plan years; the most recent report of the enrolled actuary for all defined benefit plans, funded welfare plans or other plans requiring actuarial valuation; all trust agreements with respect to employee benefit plans; plan contracts with service providers or with insurers providing benefits for participants or liability insurance for fiduciaries and other parties in interest or bonding; most recent annual audit and accounting of plan assets for all funded plans; and most recent IRS determination letter for all plans qualified under Code section 401(a). As used herein, "ERISA Affiliate" shall refer to any trade or business, whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.
         (b) With respect to each Employee Benefit Plan required to be listed on the Disclosure Statement: (i) each Employee Benefit Plan has been administered in compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"));
(ii) the Company has made or provided for all contributions required under the terms of such Plans; (iii) no "Employee Pension Benefit Plan" (as defined in
Section 3(2) of ERISA) has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) and there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) the actuarial present value of accumulated benefits (both vested and unvested) of each of the Employee Pension Benefit Plans which are defined benefit plans, are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation ("PBGC") to determine the level of funding required in the event of the termination of such Plan; (vi) each Employee Pension Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is and has from its inception been so qualified, and any trust created pursuant to any such Employee Pension Benefit Plan is exempt from federal income tax under Section 501(a) of the Code and the IRS has issued each such Plan a favorable determination letter which is currently applicable; and (vii) neither Company nor any ERISA Affiliate is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Employee Pension Benefit Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

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         (c) Neither Company nor any ERISA Affiliate maintains or has ever maintained or been obligated to contribute to a "Multiemployer Plan" (as such term is defined by Section 3(37) of ERISA).
         (d) With respect to each Employee Benefit Plan maintained by Company or any ERISA Affiliate: (i) no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan; (ii) no Employee Pension Benefit Plan, which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code, has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of
Section 303 of ERISA or Section 412 of the Code; and (iii) there has been no event with respect to an Employee Pension Benefit Plan which would require disclosure under Sections 4062(c), 4063(a) or 4041(e) of ERISA.
         (e) All reports, informational returns, and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each employee benefit plan required to be listed on the Disclosure Statement have been filed and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan's accountants and actuaries.
         (f) All employee benefit plans required to be listed on the Disclosure Statement may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.
         (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on the Disclosure Statement has been obtained and is in full force and effect and no funds held by or under the control of the Company or any ERISA Affiliate are plan assets.
         (h) Except as described in the Disclosure Statement, neither Company nor any ERISA Affiliate maintains any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.
         (i) Except as set forth on the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, or
(iii) result in any liability under Title IV of ERISA or otherwise.
         (j) The Company intends to terminate the Company's stock option plan, SIMPLE IRA plan, and Code section 125 plan as of the Closing Date.
         (k) There has been no violation of the "continuation coverage requirements" of section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA with respect to any "Employee Welfare Benefit Plan" (as defined in section 3(1) of ERISA) to which such continuation coverage requirements apply.
         (l) There has been no violation of the health insurance obligations imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") with respect to any Employee Welfare Benefit Plan which is a group health plan (as defined in section 5000(b)(1) of the Code or Part 6 of Subtitle B of Title I of ERISA) to which such insurance obligations apply.
5.18     Labor Matters.
         (a) Except as described in the Disclosure Statement: (i) to the knowledge of the Company, no application or petition for certification of a collective bargaining agent is pending and none of the employees of the Company engaged in the Business are, or during the last two years have been, represented by any union or other bargaining representative; (ii) to the knowledge of the Company, during the last two years, no union has attempted to organize any group of the Company's employees engaged in the Business, and no group of the Company's employees engaged in the Business has sought to organize themselves into a union or similar organization for the purpose of collective bargaining;
(iii) during the last two years there has not been and there is not currently pending any labor arbitration or proceeding in respect of the grievance of any employee engaged in the Business, any application, charge or complaint filed by any employee or union with the National Labor Relations Board or any comparable state or local agency, any strike, slowdown, picketing or work stoppage by any employees at the Facility, any lockout of any such employees or any labor trouble or other labor-related controversy, occurrence or condition; (iv) no agreement restricts the Company from relocating or closing the Facility or any portion thereof; and (v) to the knowledge of the Company, no such agreement, action, proceeding or occurrence is threatened or contemplated by any person.

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         (b) Except as described in the Disclosure Statement with respect to the
Business and the Facility, the Company has not been cited for violations of the Occupational Safety and Health Act of 1970, 29 U.S.C. sec. 651 et seq. ("OSHA"), any regulation promulgated pursuant to OSHA, or any other statute, ordinance, rule, or regulation establishing standards of workplace safety, or paid any fines or penalties with respect to any such citation. Except as described in the Disclosure Statement: (i) there have not been any inspections of the Facility by representatives of the Occupational Safety and Health Administration or any other government agency vested with authority to enforce any statute, ordinance, rule or regulation establishing standards of workplace safety; (ii) to the knowledge of the Company, no representative of any such government agency has attempted to conduct any such inspection or sought entry to the Facility for that purpose; (iii) the Company has not been notified of any complaint or charge filed by any employee or employee representative with any such government agency which alleges that the Company has violated OSHA or any other statute, ordinance, rule or regulation establishing standards of workplace safety; (iv) the Company has not been notified that any employee or employee representative of the Business has requested that any such government agency conduct an inspection of the Facility to determine whether violations of OSHA or any other such statute, ordinance, rule or regulation may exist; and (v) the Company does not maintain any condition, process, practice or procedure at the Facility which would be deemed a material violation of OSHA or any other statute, ordinance, regulation or rule establishing standards or workplace safety.
         (c) Attached to the Disclosure Statement are true and correct copies of each OSHA Form No. 200 completed and maintained by the Company at the Facility for the last two years.

5.19 Directors, Officers and Employees.19 Directors, Officers and Employees. The Disclosure Statement sets forth the following information for each director, officer and employee of the Company and for each consultant and independent contractor regularly retained, whose aggregate compensation for the fiscal year ended December 31, 1997 exceeded $40,000 or whose current aggregate annual rate of compensation exceeds such amount (including each such person on leave or layoff status): name and job title; current annual rate of compensation (identifying bonuses separately) and any change in compensation since December 31, 1997; vacation accrued and service credited for purposes of vesting and eligibility to participate in applicable Employee Benefit Plans; and any automobile leased or owned by the Company primarily for use by any of the foregoing persons. Except as described in the Disclosure Statement, none of the Company's employees, directors or officers is a party to, or is otherwise bound by, any agreement or arrangement with any person or entity other than the Company which limits or adversely affects the performance of his or her duties, the ability of the Company to conduct its businesses, or his or her freedom to engage in any of the businesses conducted by Company (including, without limitation, any confidentiality, non-competition or proprietary rights agreement). The Disclosure Statement describes each employment, severance, change of control, consulting, commission, agency and representative agreement or arrangement to which the Company is a party or is otherwise bound, including, without limitation, all agreements and commitments relating to wages, hours or other terms or conditions of employment (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount).
5.20     Full Disclosure.
         (a) All documents and other papers delivered by or on behalf of the Company in connection with the transactions contemplated by this Agreement are accurate and complete in all material respects and are authentic. No representation or warranty of the Company contained in this Agreement or the Disclosure Statement contains any untrue statement of a material fact or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.
         (b) Except as described in this Agreement or the Disclosure Statement and except for material adverse affects directly attributable to the Company's present insolvent financial condition, there is no fact known to the Company (other than general economic or industry conditions) which materially adversely affects or, so far as the Company can reasonably foresee, materially threatens, the assets, business, prospects, financial condition or results of operations of the Business or the ability of the Company to perform this Agreement.
5.21 Absence of Changes or Events. Except as described on the Disclosure Statement and except for actions taken after the date hereof pursuant to a specific covenant hereunder, since February 10, 1998 the Company has not:
         (a) declared or paid any dividend or other distribution or payment in respect of the shares of capital stock of the Company or any repurchase or redemption of any such shares of capital stock or other securities;
         (b) discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Purchased Assets or the Business;

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         (c) sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;
         (d) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any Lien, any of its Purchased Assets, other than the liens, if any, for current taxes not yet due and payable;
         (e) made or suffered any amendment or termination of any Contract to which it is a party or by which it is bound or canceled, modified or waived any debts or claims held by it, other than in the ordinary course of business consistent with past practice, or waived any right of substantial value, whether or not in the ordinary course of business;
         (f) suffered any damage, destruction or loss, whether or not covered by insurance, of any item carried on its books of account at more than $1,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility services required to conduct its Business;
         (g) suffered any decrease in its retained earnings or working capital, or any material adverse change in its Business;
         (h) suffered any adverse change or any threat of an adverse change in its relation with, or any loss or threat of loss of, any of its customers other than usual attrition in the ordinary course of customers that are not individually or in the aggregate material to the Business;
         (i) made any capital expenditure or capital addition or betterment except such as may be involved in ordinary repair, maintenance and replacement of its Purchased Assets;
         (j) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its shareholders, directors, officers, employees or independent contractors, or made any increase in, or any addition to, other benefits to which any of its shareholders, directors, officers or employees may be entitled;
         (k) changed any of the accounting principles followed by it or the methods of applying such principles; or
         (l) entered into any material transaction or any transaction other than in the ordinary course of business consistent with past practice.
5.22     Insurance.
         (a) The description of the policies and binders of insurance contained in the Disclosure Statement identifies: (i) the respective issuers and expiration dates thereof; (ii) deductible amounts and amounts of coverage available and outstanding thereunder; (iii) whether such policies and binders are "claims made" or "occurrences" policies, (iv) all self-insurance programs or arrangements and (v) any retrospective premium adjustments of which the Company has knowledge. Such policies and binders are issued by insurance companies reasonably believed by Company to be financially sound and reputable, are sufficient for compliance with all requirements of Laws and all agreements to which the Company is a party or by which it or its assets are bound, are valid and enforceable policies, and, except as described in the Disclosure Statement, will not be affected by, terminate or lapse by reason of the transactions contemplated by this Agreement.
         (b) Except as described in the Disclosure Statement, the Company has not received (i) any notice of cancellation of any policy or binder of insurance required to be identified in the Disclosure Statement or refusal of coverage thereunder; (ii) any notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. The Company has not, within the last five years, been refused any insurance nor has its coverage been limited.
5.23 Affiliate Agreements. Except as described in the Disclosure Statement, there are no, and during the last 3 years there have not been any agreements, arrangements or understandings between the Company on the one hand and any Seller or any present or former director, shareholder or officer of any Seller or the Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). Except as described in the Disclosure Statement, no such Related Party has, or during the last 3 years has had: any interest in any property (real or personal, tangible or intangible) sold to, purchased by or otherwise used in or pertaining to the business of the Company; or any direct or indirect interest in any person or entity which has had business dealings or a financial interest in any transaction with the Company or which is in competition with any business of the Company. Except as described in the Disclosure Statement, all agreements and arrangements between the Company and all Related Parties are terminable by the Company, upon less than ten days notice, without payment of penalty or premium of any kind. None of Sellers has any claim or right against the Company except as described in the Disclosure Statement.

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5.24     Environmental Matters.
         (a)      Except as described in the Disclosure Statement:
                     (i) The Company, including all of its businesses and operations are and always have been operated in compliance with all Environmental Laws (as defined below);
                    (ii) There are no conditions on, about, beneath or arising from any real property which is now owned, used or leased to or by the Company ("Current Real Property") which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" (as those terms are defined below) or any other action, including without limitation reporting, monitoring, cleanup or contribution;
                   (iii) There were no conditions on, about, beneath or arising from any real property which was, but is no longer, owned, used or leased to or by the Company ("Former Real Property"), during the period of such ownership, use, or lease, which might, under any Environmental Law, (A) give rise to liability or the imposition of a statutory lien, or (B) which would or may require any "Response," "Removal" or "Remedial Action" or any other action, including without limitation reporting, monitoring, cleanup or contribution;
                    (iv) The Company has not received any notification of a release or threat of a release of a "Hazardous Substance" (as defined below) with respect to any Current Real Property or Former Real Property;
                    (v) No Hazardous Substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath any Current Real Property.
                    (vi) During the Company's ownership, use or lease of the Former Real Property, no Hazardous Substances were used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or any third party on, about or beneath the former Real Property;
                   (vii) There are no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Current Real Property. During the Company's ownership, use or lease of the Former Real Property, there were no above or underground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCB's on, about or beneath the Former Real Property.
                    (viii) The Company has not received notice and does not have actual or constructive knowledge of:
                           (A) any claim, demand, investigation, enforcement
action, Response, Removal, Remedial Action, statutory lien or other governmental or regulatory action instituted or threatened against the Company or the Current, or Former Real Property pursuant to any of the Environmental Laws;
                           (B) any claim, demand notice, suit or action, made or
threatened by any person against the Company;
the Current Real Property or the Former Real Property relating to (1) any form of damage, loss or injury resulting from, or claimed to result from, any Hazardous Substance on, about, beneath or arising from the Current or Former Real Property or (2) any alleged violation of the Environmental Laws by the Company; or
                           (C) any communication to or from any governmental or
regulatory agency arising out of or in connection with Hazardous Substances on, about, beneath, arising from or generated at the Current Real Property or Former Real Property, including without limitation, any notice of violation, citation, complaint, order, directive, request for information or response thereto, notice letter, demand letter or compliance schedule.
                    (ix) No wastes generated by the Company have ever been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priority List promulgated pursuant to "CERCLA" (as defined below) or to any site listed on any state list of sites requiring or recommended for investigation or clean-up. None of the Current Real Property or Former Real Property is listed on the National Priorities List or any state list of sites requiring or recommended for investigation or clean up.
         (b) As used in this Agreement:
                     (i) the term "Environmental Laws" means all Laws concerning or relating to industrial hygiene or protection of human health or the environment.
                    (ii) the terms "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)-101(25) of the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. ss.ss. 9601(23)-9601(25).
                   (iii) The term "Hazardous Substances" or "Hazardous Substance" shall mean any substance regulated under any of the Environmental Laws including, without limitation, any substance which is: (A) petroleum, asbestos or asbestos-containing material, or polychlorinated biphenyls; (B) defined, designated or listed as a

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"Hazardous Substance" pursuant to Sections 307 and 311 of the Clean Water Act,
33 U.S.C. ss.ss.1317, 1321, Section 101(14) of CERCLA, 42 U.S.C. ss.9601; (C)
listed in the United States Department of Transportation Hazardous Material Tables, 49 C.F.R. ss.172.101; (D) defined, designated or listed as a "Hazardous Waste" under Section 1004(5) of the Resource and Conservation and Recovery Act, 42 U.S.C. 6903(5).
5.25 Books and Records.
         (a) The copies of the certificates or articles of incorporation of the Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Buyer are true, complete and correct and are in full force and effect as of the date hereof.
         (b) The stock records of the Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of the Company and no meetings of such shareholders or of such board of directors or committee have been held for which minutes have not been prepared and included in such minute books. The other books and records of the Company, including financial records and books of account, are complete and accurate in all material respects and have been maintained in accordance with sound business practices. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.
         (c) The books and records of the Company accurately and fairly reflect its income, expenses, assets and liabilities and the Company maintains internal accounting controls which provide reasonable assurance that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of reliable financial statements and to maintain accountability for earnings and assets; (iii) access to assets is permitted only in accordance with management's authorization; (iv) the recorded accountability of all assets is compared with existing assets at reasonable intervals; and (v) all intercompany transactions, charges and expenses among or between the Company, and Seller and/or their affiliates are accurately reflected at fair arms length value in all financial statements.

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF BUYER.
         Buyer hereby represents and warrants to Sellers as of the date of this Agreement as follows:
6.1 Organization and Good Standing. Buyer is a Pennsylvania corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.
6.2 Power and Authorization.2 Power and Authorization. Buyer has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.
6.3      No Conflicts.
         (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):
                  (i) violate or conflict with any provision of Buyer's Articles of Incorporation, by-laws or of any Law binding upon Buyer; or
                  (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party.
         (b) No consents or approvals of, or registrations, notifications, filings and/or declarations with, any court, government or governmental agency or instrumentality, creditor, lessor or other person are required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein, other than such as have been obtained or made or which the failure to obtain would not have a material adverse affect on Buyer's ability to consummate the transactions contemplated herein and therein.

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         (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by this Agreement or the validity of this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.
6.4 Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than David Wood, whose fees and expenses shall be paid by Buyer.
6.5 Capital Structure. The capital structure of the Buyer is as presented in its most recent filings with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.
6.6      Judge Group Shares. Upon issuance in accordance with the terms of
Section 2.1 hereof, the Judge Shares will be duly and validly authorized and issued, fully paid and non-assessable.
6.7 Investment. Buyer is acting herein for Buyer's own account and is acquiring the Shares for investment without a view to the resale or other distribution thereof. Buyer is financially able to hold the Shares for long-term investment, believes that the nature and amount of the Shares to be acquired hereunder is consistent with Buyer's overall investment program and financial position, and recognizes that there are substantial risks involved in an investment in the Shares.
SECTION 7. EMPLOYEE BENEFITS AND EMPLOYMENT.
7.1 Employment. The employees of the Company are listed on Schedule 7.1 attached hereto which also states their rates of pay prior to the Closing. Employees who continue such employment immediately after the closing shall be referred to as "Transferred Employees" for purposes of this Agreement. Anything contained in or implied by the provisions of this Section 7.1 to the contrary notwithstanding, the provisions of this Section shall not create any third-party beneficiary rights in any person, including any Transferred Employee.
7.2      Employee Pension Benefit Plans. The benefits under any Employee
Pension Benefit Plan maintained by the Company which have accrued to any Transferred Employee as of the Closing Date shall be frozen as of the Closing Date and no further benefits shall accrue under any such Employee Pension Benefit Plan with respect to such Transferred Employee. Except as provided in
Section 1.4 hereof, the Company shall be indemnified against any liability or responsibility for any such Employee Pension Benefit Plan after the Closing Date as provided in this Agreement.
7.3 Employee Welfare Benefit Plans. After the Closing Date, the Company intends to continue the Employee Welfare Benefit Plans maintained by the Company prior to the Closing for the benefit of the Transferred Employees in accordance with the terms and conditions of such Employee Welfare Benefit Plans; however, the Company reserves the right to terminate such Employee Welfare Benefit Plans at any time. After the Closing Date, the Company intends to terminate the Code section 125 plan maintained by the Company as soon as possible after the Closing Date.
         In addition, Buyer shall not be liable or responsible for and the Company shall be indemnified, as provided in this Agreement, against any injury sustained prior to the Closing Date that is related to a workers' compensation claim.
7.4 Vacation and Holidays. After the Closing, the Company will provide the same vacations and holidays to the Transferred Employees as provided by the Company as of January 1, 1998 except that the Company will not permit the use of any vacation carried over from 1996 or prior years. In the case of the Transferred Employees, the Company shall, at the election of each Transferred Employee, credit such Transferred Employee with said accrued vacation.
7.5 Health Continuation Coverage. The Company shall be responsible for all health continuation coverage and notice obligations ("COBRA") imposed by section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA whether such obligation arose before or after the Closing Date.
         Sellers represent that the Company is not liable for any claims resulting from a COBRA obligation which arose prior to the Closing Date.

7.6 Health Insurance Portability and Accountability Act. The Company shall be responsible for all health insurance obligations imposed by section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA ("HIPAA") with respect to any Employee Welfare Benefit Plan which is a group health plan (as defined under Section 5000(b)(1) of the Code or Part 6 of Subtitle B of Title I of ERISA) whether such obligation arose before or after the Closing Date.
         In accordance with this Agreement, Sellers shall indemnify Buyer and the Company against any claims resulting from a HIPAA obligation which arose prior to the Closing Date.

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7.7      Employee Records. After the Closing the Company shall have full access to all employee records relating to the Transferred Employees.

SECTION 8.  CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.
         The obligation of Buyer to consummate the acquisition of the Purchased Assets is subject to the fulfillment by or at the Closing of each of the following conditions:
8.1 Representations and Warranties. The Company's and Sellers' representations and warranties contained in this Agreement shall be deemed to have been made again at and as of the Closing and shall then be true and correct.
8.2 Performance of Covenants. The Company and Sellers shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.
8.3 Approvals. The consent or approval of all persons necessary for the consummation of the transactions contemplated hereby shall have been obtained and no such consent or approval: (a) shall have been conditioned upon the modification, cancellation or termination of any lease, commitment, agreement, easement, right or Authorization included in the Purchased Assets; or (b) shall impose on the Buyer or the Company any condition or provision or requirement not imposed upon Sellers or, if imposed on Sellers, that is more restrictive on Buyer or the Company than on Sellers.
8.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, proceeding or investigation shall have been brought or threatened by any person (other than the Buyer or an affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated hereby.
8.5 No Material Adverse Change. There shall not have been any material adverse change or threat of material adverse change in the Company, the Business or the Purchased Assets, or in any development of a nature that is, or is likely to be materially adverse to the Company, the Business or the Purchased Assets since February 10, 1998.
8.6 Opinion of Counsel. Buyer shall have received the Opinion of Seller's Counsel dated as of the Closing.
8.7 Closing Certificates. The Buyer shall have received certificates from the Seller Representative (as defined in Section 12.14), dated the Closing Date, certifying in such detail as the Buyer may reasonably request that the conditions specified in Sections 8.1, 8.2 and 8.3 hereof have been fulfilled. Seller Representative's liability for such certificates shall be subject to the last paragraph of Section 11.1.
8.8 Employment Agreement. Cooper shall have executed and delivered the Employment Agreement.
8.9      Payment of Affiliated Indebtedness; Company Indebtedness.
         (a) Except as expressly provided herein, the Sellers shall have caused all indebtedness to the Company from any Sellers, all Related Parties and all affiliates of any Seller to have been paid in full prior to Closing.
         (b) The Company shall have caused the aggregate amount of all bank debt, notes payable and other consolidated indebtedness of the Company (other than trade accounts payable) as of the Closing, and the aggregate amount of all trade accounts payable of the Company, all of which shall be bona fide obligations incurred in the ordinary course of business consistent with past practice, not to exceed the amounts set forth in Schedule 1.4.
         (c) The Company shall have caused all liens in favor of Silicon Valley Bank to be released of record and otherwise, assuming that Buyer satisfies the condition in Section 9.7. 8.10 Resignation of Directors and Officers. Buyer shall have received resignations from such of the officers and directors of the Company as Buyer shall have requested.

SECTION 9.  CERTAIN CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS.
         The obligation of Sellers to consummate the sale of the Purchased Assets is subject to the fulfillment by or at the Closing of each of the following conditions:
9.1 Representations and Warranties. Buyer's representations and warranties contained in this Agreement shall be deemed to have been made again at and as at the Closing and shall then be true and correct.
9.2 Performance of Covenants. Buyer shall have performed or complied with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.
9.3 Approvals. The consent or approval of all persons described on the Disclosure Statement pursuant to Sections 5.5(b) and 5.12 shall have been obtained.
9.4 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no suit, action, investigation, or legal or administrative proceeding shall have been brought

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or threatened by any person (other than Sellers or an affiliate of any Seller)
which questions the validity or legality of this Agreement or the transactions contemplated hereby.
9.5 Closing Certificates. The Sellers shall have received certificates from the Buyer, dated the Closing Date, certifying in such detail as the Seller may reasonably request that the conditions specified in Sections 9.1 and 9.2 hereof have been fulfilled.
9.6 Employment Agreement. The Company shall have executed and delivered the Employment Agreement.
9.7 Bank Debt. Buyer shall have paid off Silicon Valley Bank in the amount set forth in Schedule 1.4.

SECTION 10.  CERTAIN POST-CLOSING MATTERS; COVENANTS
10.1 Confidential Information. From and after the Closing, unless expressly consented to in writing by Buyer, Sellers shall not, and shall use best efforts to cause all Transferred Employees and others not to, directly or indirectly, use or disclose to any third person, any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to the Business.
10.2 Covenant Not to Compete. Cooper agrees that, unless acting with the prior written consent of the Buyer, neither he will not, directly or indirectly,
         (a) engage in the business of, or own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an partner, principal, agent, representative, consultant, advisor or otherwise with, or use or permit its or his name to be used in connection with, any business or enterprise engaged in the business of permanent or contract placement, personnel consulting services, project management services or imaging and computer consulting services anywhere in Michigan, Pennsylvania, California, Connecticut, Massachusetts, New York, New Jersey, Virginia or Florida (the "Territory"), from the date hereof until the earlier of (i) the third anniversary of the Closing Date or (ii) the Non-Competition Termination Date (as defined in the Employment Agreement);
         (b) for a period of three years after the Closing Date, in any manner induce or attempt to influence any employee of or independent contractor to the Buyer or the Company or any of its affiliates to terminate such employment or relationship;
         (c) for a period of three years after the Closing Date, in any manner contact, induce, solicit or influence any client or customer of the Business or of the Buyer or the Company or any of their affiliates to cause such client or customer to terminate its relationship with the Business, the Company and/or Buyer; or
         (d) for a period of three years after the Closing Date, utilize or disclose any information concerning proprietary or confidential information in respect to the Purchased Assets.
         In the event that the provisions of this Section 10.2 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law. Cooper specifically acknowledges and agrees that the foregoing restrictions are reasonable and necessary to protect the legitimate interests of the Buyer and the Company, that the Buyer would not have entered into this Agreement in the absence of such restrictions, that any violation of such restrictions will result in irreparable injury to the Buyer and the Company, that the remedy at law for any breach of the foregoing restrictions will be inadequate, and that, in the event of any such breach, the Buyer and the Company, in addition to any other relief available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of quantifying actual damages.
10.3 Employment Agreement Acknowledgment. Cooper acknowledges and agrees that the non-competition covenants set forth in Section 5.1 of the Employment Agreement constitute a material part of the consideration given by Cooper, an officer and shareholder of the Company, as part of the sale of the Business, the related goodwill and the Purchased Assets to Buyer through the sale of the Shares.
10.4 Pursuit of Authorizations. Sellers shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable under the provisions of this Agreement and under applicable law to transfer any Intellectual Property to the Buyer and/or the Company and, at the expense of Buyer, to permit the Buyer and/or the Company to promptly obtain all governmental consents, licenses, permits, franchises, grants or other authorizations which are used in the Business ("Authorizations") and are required for the Business and operations of the Buyer and/or the Company after the Closing.

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

10.5 Remittance of Payments. From and after the Closing, Sellers shall immediately remit to the Company, in the form received, any payments which they or any affiliate may receive (such as payments of accounts receivable) which properly belong to the Company.

SECTION 11.  INDEMNIFICATION

11.1 Indemnification by Sellers. Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and the Company and Buyer's and the Company's officers, directors, employees and shareholders and their heirs, representatives, successors and assigns, against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys fees and disbursements ("Damages"), which Buyer, the Company or any such person may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:
         (a) any inaccuracy in or breach of any representation or warranty of Sellers or the Company made in or pursuant to this Agreement, or any Seller Transaction Document;
         (b) any breach or nonfulfillment of any covenant or obligation of Sellers (including Cooper) contained in this Agreement or any Seller Transaction Document;
         (c) the operations of the Company, the Business or the Purchased Assets and all acts and omissions of the Company and all facts, events and circumstances relating to the Company, its financial condition or the business on or prior to the Closing Date, including without limitation repayment of the Notes, whether or not described in the Disclosure Statement except to the extent expressly to be retained by the Company pursuant to Section 1.4; and
         (d) the manufacture, distribution and/or use of the Intellectual Property, including any claim of infringement upon a third-party right in such Intellectual Property.
         In the event Buyer makes any indemnification claim against Sellers prior to Buyer's payments which may be required pursuant to Section 2.1(b) through (g) herein, then the Buyer shall have the right, notwithstanding and in addition to any other rights which Buyer may have with respect to the Sellers or against any other person or entity, to set-off such claim for indemnification against such payments. To the extent the Buyer does not set-off such indemnification claim against such payment, the Sellers shall pay promptly same to Buyer, but only to the extent of such payments received by the Sellers and, as to any breach of Sections 4.1, 4.2(a), 4.3(a) or 5.6, only the Seller or Sellers responsible for the breach shall have indemnification liability.
11.2 Indemnification by Buyer. Buyer shall indemnify and hold Sellers harmless against and in respect of any and all Damages which Seller may suffer, incur or become subject to arising out of, based upon or otherwise in respect of:
         (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document;
         (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and
         (c) the operation by Buyer of the Business and the Purchased Assets after the Closing Date, or the failure to satisfy any liability or other obligation of the Company to be retained pursuant to Section 1.4 herein.
11.3     Inter-Party Claims. Any party seeking indemnification pursuant to this
Section 11 (the "Indemnified Party") shall notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.
11.4     Third Party Claims.
         (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 11.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within 20 business days after the receipt of any such notice, to undertake the defense of or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this
Section 11.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

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         (b) The election by the Indemnifying Party, pursuant to Section
11.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.
11.5 Limitations and Requirements. Sellers shall have no obligation to indemnify Buyer or any other person against Damages pursuant to Section 11.1(a) of this Agreement arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any Transaction Document unless and until the aggregate of all such Damages suffered or incurred by Buyer and such persons exceeds $10,000; in which event Buyer and such persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred in excess of such $10,000 amount; provided, however, that the above limitation shall not be applicable to any claim for Damages pursuant to Sections 11.1(b)-(d) or based upon a breach of any representation or warranty made in or pursuant to Sections 5.6, 5.9 or 5.16 hereof.
11.6 Exclusivity. Buyer shall have no claim against Sellers in connection with this Agreement except as specifically set forth in this Agreement.

SECTION 12.  MISCELLANEOUS.
12.1 Knowledge. All references in this Agreement to Sellers' knowledge respecting a particular matter shall conclusively be deemed and presumed to include, without limitation, all facts, circumstances and conditions known to any Seller or any officer of the Company regarding such matter.
12.2     Survival of Representations and Warranties.
         (a) The representations and warranties made by the parties in this Agreement and in the certificates, documents, Schedules and Exhibits delivered pursuant hereto shall survive the consummation of the transactions herein contemplated until March 31, 2000, except that the representations and warranties set forth in Sections 5.13, 5.14 and 5.16 shall remain in force for a period corresponding to that of the applicable statute of limitations. Anything in this Agreement to the contrary notwithstanding, the representations and warranties of Sellers hereunder, and the right of Buyer to indemnification for breach thereof, shall not be affected by any investigation of the Company or its subsidiaries made by Buyer or its agents or representatives.
         (b) The disclosures in the Disclosure Statement shall relate only to the representations and warranties to which they expressly refer and to no other representation or warranty in this Agreement. In the event of any inconsistency between the statements made in the body of this Agreement and those contained in the Disclosure Statement (other than an express exception to a specifically identified statement), those in this Agreement shall control.
12.3 Further Assurances. Each party hereto shall use best efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated hereby to be consummated as contemplated hereby, and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments, and take such other actions, as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the Business. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated by this Agreement, or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.
12.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all transfer, documentary and similar taxes and recording and filing fees incurred in connection with the transactions contemplated herein shall be borne equally by Sellers and by Buyer.
12.5 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below, or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, telex or telecopy, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

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                  To Buyer:
                  ---------
                  Judge Imaging Services, Inc.
                  Two Bala Plaza, Suite 405
                  Bala Cynwyd, PA 19004
                  Attention:  Katharine A. Wiercinski, Vice President
                  Telecopier:  (610) 664-7090
                  To Sellers:
                  -----------
                  c/o Terry Cooper
                  2355 Main Street, Suite 230
                  Irvine, CA  92614
                  Telecopier:  (714) 854-3506
12.6     Assignment and Benefit.
         (a) Sellers shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without the prior written consent of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.
         (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.
12.7 Settlement of Disputes. Except for disputes covered by Section 2.2, the parties will attempt in good faith to resolve any and all controversies of every kind and nature between the parties to this Agreement arising out of or in connection with the existence, construction, validity, interpretation or meaning, performance, non-performance, enforcement, operation, breach, continuance or termination of this Agreement (each, a "Dispute") promptly by negotiations between senior executives of the parties who have authority to settle the Dispute (and who do not have direct responsibility for administration of this Agreement). The disputing party shall give the other party written notice of the Dispute. Within twenty days after receipt of said notice, the receiving party shall submit to the other a written response. The notice and response shall include (a) a statement of each party's position and a summary of the evidence and arguments supporting its position, and (b) the name and title of the executive who will represent that party. The executives shall meet at a mutually acceptable time and place within thirty days of the date of the disputing party's notice and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the Dispute. If the matter has not been resolved within sixty days of the disputing party's notice, or if the party receiving said notice will not meet within thirty days, the Dispute shall be submitted to arbitration in accordance with the rules of the American Arbitration Association. The parties further agree that all matters shall be governed by the laws of the Commonwealth of Pennsylvania. The parties further agree that any arbitration conducted pursuant to this section, shall be held in Philadelphia, Pennsylvania before a panel of three arbitrators, one selected each of the parties and the third select by the arbitrators selected by the parties. All deadlines specified in this Section may be extended by mutual agreement. In any such arbitration proceeding, the prevailing party, as determined by the arbitrator, shall be entitled to payment of its cost of arbitration, including attorney's fees, to the extent deemed equitable by the arbitrator.
12.8 Amendment, Modification and Waiver. The parties may, by mutual agreement, amend or modify this Agreement in any respect, and Buyer and Seller Representative may: (a) extend the time for the performance of any of the obligations of the other, (b) waive any inaccuracies in representations and warranties by the other, (c) waive compliance by the other with any of the obligations contained in this Agreement, and (d) waive the fulfillment of any condition precedent to the performance under this Agreement of the waiving party. Any such amendment, modification, extension or waiver shall be in writing. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.
12.9 Governing Law; Consent to Jurisdiction. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any of the parties, before or during the arbitration contemplated by Section 12.7, may apply to a court as set forth below for a temporary restraining order or

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preliminary injunction or similar equitable relief to protect its interests pending completion of such arbitration proceedings and, in particular, to enforce the provisions of Section 12.7 and to aid the arbitration contemplated thereby. For this purpose, each party agrees that suit may be instituted in any federal court in the Eastern District of Pennsylvania or in Montgomery County state court in the Commonwealth of Pennsylvania, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in Section 12.5 herein. Nothing contained in this
Section 12.9, in Section 12.7 or elsewhere herein, shall be deemed to affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than Pennsylvania. Nothing contained herein or in any Transaction Document shall prevent or delay Buyer or Sellers from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Sellers or Buyer of any of its obligations hereunder.
12.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.
12.11 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.
12.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
12.13 Entire Agreement, etc. This Agreement, together with the Disclosure Statement and the agreements, Schedules, appendices and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Purchased Assets and supersede all prior agreements and understandings. All Schedules, Exhibits and appendices attached hereto and referred to herein are hereby incorporated herein and made a part hereof as if fully set forth herein. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Purchased Assets, it being understood and agreed that neither Buyer nor Sellers shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.
12.14    Appointment of Seller Representative.
         (a) Each of the Sellers hereby irrevocably appoints Terry Cooper to be the representative of the Sellers (including any successor, the "Seller Representative") and irrevocably authorizes Seller Representative to take all actions, exercise all powers and execute all documents as Seller Representative may deem necessary or desirable in connection with this Agreement and the transactions contemplated thereby. The Buyer and after the Closing the Company shall be entitled to rely upon any communication, instrument or document signed or sent by the Seller Representative. All documents executed and all actions taken by Seller Representative shall be binding and enforceable upon all of the Sellers as though each Seller had executed such document and or taken such action.
         (b) In the event of the resignation, death or other inability to serve of Seller Representative, the Sellers shall appoint a successor Seller Representative by majority vote (based upon the number of Shares in the Company held by the Sellers immediately prior to the Closing) and Buyer shall be entitled to rely upon any notification of a new Seller Representative believed by Buyer to be genuine. Buyer shall be protected in dealing with the Seller Representative before receipt of actual notice that the Seller Representative has been replaced and if the Seller Representative has resigned, died or is otherwise unable to serve, Buyer may deal with the Seller Representative or his estate or another Seller of Buyer's choosing, who shall serve as Seller Representative until replaced in accordance with this Section. Buyer shall not be deemed to have any knowledge of any replacement of the Seller Representative until receipt of written notice signed by Seller Representative, his executor or a majority in interest of the Sellers.
         (c) Buyer shall send all payments, certificates evidencing the Judge Shares and all notices to the Seller Representative at the notice address set forth in Section 12.5 and Seller Representative shall have complete responsibility to distribute such payments, certificates and notices among the Sellers, and each Seller hereby releases Buyer, the Company and all of their affiliates, shareholders, directors, officers, employees and agents from any claim or

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

liability in connection therewith. The relationship and liabilities of the Sellers and the Seller Representative inter se. shall be governed by such other agreements as the Sellers and the Seller Representative shall deem appropriate, but Buyer shall not be affected by or have any liability with respect to any such agreement. All payments due from Buyer to the Sellers, hereunder, if any, shall be sent at Buyer's option by check to the address set forth in Section 12.5 or by wire transfer to an account specified by Seller Representative.
                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, all as of the date first above written.

                                               JUDGE IMAGING SYSTEMS, INC.
                                               /s/ James Person
                                               Title:  CEO

                                               ON-SITE SOLUTIONS, INC.
                                               /s/ Terry Cooper
                                               Title: President

                                               /s/ Terry Cooper
                                               /s/ Jack Coplen
                                               /s/ Richard Hanson
                                               /s/ Foad Monjazeb
                                               /s/ Dawn Cooper
                                               /s/ Rod Cooper
                                               /s/ Patrice Geasey
                                               /s/ David Lutzky
                                               /s/ Kristin Hawkins
                                               /s/ Jane Sussman
                                               /s/ Shawn Fiedler
                                               /s/ Emily Danielsen
                                               /s/ Steve Sprinz
                                               /s/ Vikki Schanz
                                               /s/ Boris Zhilin
                                               /s/ Manoj Puthenveetil
                                               /s/ Terry Ellis
                                               /s/ Madeleine Espinosa
                                               /s/ Leon White

                                    GUARANTEE

                  The Judge Group, Inc., a Pennsylvania corporation ("Judge Group"), hereby guarantees the payment of Buyer's obligations set forth in
Section 2 of this Agreement, including Buyer's obligations to make payments pursuant to the Earnout, but Judge Group shall otherwise have no liability or obligation in connection with this Agreement or the transactions contemplated hereby.
                  With respect to such obligations of the Buyer guaranteed hereby, Judge Group hereby waives any right to require Sellers to (a) first proceed against Buyer or (b) pursue any other remedy in Sellers' power whatsoever. Judge Group waives any defense arising by reason of any disability, bankruptcy or other similar defense of Buyer except as expressly provided in this Agreement.
                  Judge Group authorizes Buyer or its successors and assigns, without notice, demand or consent to or from Judge Group and without affecting Judge Group's liability hereunder, from time to time, to amend, compromise, extend, accelerate or otherwise change the time of payment of or otherwise change the terms of such obligations guaranteed hereby.

                                         THE JUDGE GROUP, INC.
                                         By: /s/ Richard T. Furlano
                                             -------------------------------
                                             President

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